Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Over 28 Years of Consecutive Dividend Payments by Helios Technologies

SARASOTA, FL, March 14, 2025 — Helios Technologies, Inc. (NYSE: HLIO) (“Helios” or the “Company”), a global leader in highly engineered motion control and electronic controls technology for diverse end markets, announced that its Board of Directors declared a quarterly cash dividend of $0.09 per common share. Helios has declared consecutive quarterly dividends to its stockholders for over 28 years beginning with the first quarter 1997.

“Since 1997, less than 8% of all companies listed on U.S. exchanges have paid consecutive dividends for 28 years in a row. This financial milestone highlights the enduring strong cash generation inherent in our business model. In fact, in 2024 we had a record year for cash generated from our operations of over $122 million reflecting our disciplined working capital initiatives,” said Sean Bagan, President, Chief Executive Officer and Chief Financial Officer of Helios.

The dividend will be payable on April 22, 2025 to stockholders of record as of April 4, 2025. Helios Technologies has approximately 33.3 million shares of common stock outstanding.

About Helios Technologies
Helios Technologies is a global leader in highly engineered motion control and electronic controls technology for diverse end markets, including construction, material handling, agriculture, energy, recreational vehicles, marine and health and wellness. Helios sells its products to customers in over 90 countries around the world. Its strategy for growth is to be the leading provider in niche markets, with premier products and solutions through innovative product development and acquisitions. The Company has paid a cash dividend to its shareholders every quarter since becoming a public company in 1997. For more information please visit: www.heliostechnologies.com and follow us on LinkedIn.

For more information, contact:
Tania Almond

Vice President, Investor Relations and Corporate Communication

(941) 362-1333; tania.almond@HLIO.com

Deborah Pawlowski
Alliance Advisors IR

(716) 843-3908; dpawlowski@keiadvisors.com

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Helios Technologies | 7456 16th St E| Sarasota, FL 34243 | 941-362-1200